EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT



                                     between



                            THERMO VOLTEK CORPORATION



                                       and



                        PACIFIC POWER SOURCE CORPORATION






                                  July 3, 1996
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                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----

        ARTICLE I - THE PURCHASE                                    1

             1.1  Purchase and Sale of Assets                       1
             1.2  Assumption of Liabilities                         4
             1.3  Purchase Price                                    7
             1.4  The Closing                                       7
             1.5  Allocation of Purchase Price                      8
             1.6  Further Assurances                                8
             1.7  Escrow                                            9


        ARTICLE II - REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER                                9

             2.1  Organization, Qualification and
                    Corporate Power                                 9
             2.2  Authority                                         9
             2.3  Noncontravention                                  10
             2.4  Financial Statements                              10
             2.5  Absence of Certain Changes                        11
             2.6  Undisclosed Liabilities                           11
             2.7  Tax Matters                                       11
             2.8  Ownership and Condition of Assets                 12
             2.9  Intellectual Property                             13
             2.10 Inventory                                         15
             2.11 Subsidiaries and Other Investments                15
             2.12 Contracts                                         15
             2.13 Accounts Receivable; Contracts in Progress        17
             2.14 Powers of Attorney                                17
             2.15 Real Property Leases                              17
             2.16 Litigation                                        18
             2.17 Product Warranty                                  18
             2.18 Employees                                         18
             2.19 Employee Benefits                                 19
             2.20 Environmental Matters                             20
             2.21 Legal Compliance                                  22
             2.22 Permits                                           22
             2.23 Certain Business Relationships With Affiliates    22
             2.24 Brokers' Fees                                     23
             2.25 Books and Records                                 23
             2.26 Customers and Suppliers                           23
             2.27 Owned Real Property                               23
             2.28 Insurance Policies                                23
             2.29 Banking Facilities                                24
             2.30 Government Contracts                              24
             2.31 Disclosure                                        24
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        ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER   25

             3.1  Organization                                      25
             3.2  Authorization of Transaction                      25
             3.3  Noncontravention                                  25
             3.4  Brokers' Fees                                     26

        ARTICLE IV - CONDITIONS TO CLOSING                          26

             4.1  Conditions to Obligations of the Buyer            26
             4.2  Conditions to Obligations of the Seller           27

        ARTICLE V - POST-CLOSING COVENANTS                          29

             5.1  Proprietary Information                           29
             5.2  Solicitation and Hiring                           29
             5.3  Non-Competition; Referral of Customers            29
             5.4  Sharing of Data                                   30
             5.5  Use of Labels                                     31
             5.6  Cooperation in Litigation                         31
             5.7  Collection of Accounts Receivable and
                    Contracts in Progress                           31
             5.8  Employees                                         31
             5.9  Intercompany Agreements                           32
             5.10 Change of Name                                    32

        ARTICLE VI - INDEMNIFICATION                                33

             6.1  Indemnification by Seller                         33
             6.2  Indemnification by Buyer                          33
             6.3  Claims for Indemnification                        33
             6.4  Defense by the Indemnifying Party                 34
             6.5  Payment of Indemnification Obligation             35
             6.6  Survival                                          35
             6.7  Limitations                                       36

        ARTICLE VII - MISCELLANEOUS                                 36

             7.1  Press Releases and Announcements                  36
             7.2  No Third Party Beneficiaries                      36
             7.3  Entire Agreement                                  36
             7.4  Succession and Assignment                         36
             7.5  Counterparts                                      37
             7.6  Headings                                          37
             7.7  Notices                                           37
             7.8  Governing Law                                     38
             7.9  Amendments and Waivers                            38
             7.10 Severability                                      38
             7.11 Expenses                                          38
             7.12 Specific Performance                              39
             7.13 Submission to Jurisdiction                        39
             7.14 Construction                                      39
             7.15 Incorporation of Exhibits and Schedules           39
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         Exhibit A - Assigned Contracts

         Exhibit B - March 31, 1996 Balance Sheet

         Exhibit C - Form of Bill of Sale

         Exhibit D - Form of Instrument of Assumption of Liabilities

         Exhibit E - Form of Escrow Agreement

         Exhibit F - Financial Statements

         Exhibit G - Form of Lease

         Exhibit H - Form of Noncompetition Agreement

         Exhibit I - Form of Opinion of Counsel to the Seller

         Exhibit J - Form of Opinion of General Counsel for the Buyer

         Disclosure Schedule
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                            ASSET PURCHASE AGREEMENT


             This Agreement is entered into as of July 3, 1996 by and between Thermo Voltek Corporation, a Delaware corporation
        (the "Buyer"), and Pacific Power Source Corporation, a California corporation (the "Seller"). The Buyer and the Seller are referred to together herein as the "Parties."

                              Preliminary Statement
                              ---------------------

             The Buyer desires to purchase, and the Seller desires to sell, the business and assets comprising the Seller's business of designing, developing, manufacturing, marketing and selling power testing, conversion and conditioning products, including without limitation AC power sources and frequency converters
        (the "Business"), for the consideration set forth below and the assumption of certain of the Seller's liabilities relating to the Business set forth below, subject to the terms and conditions of this Agreement.

             NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                  THE PURCHASE

             1.1  Purchase and Sale of Assets.
                  ---------------------------

                  (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)), for the consideration specified in Section 1.3 below, all right, title and interest in and to all of the assets of the Seller relating to or used in the Business and existing as of the Closing (collectively, the "Acquired Assets"), including without limitation:

                       (i) all trade and other accounts receivable and notes receivable (the "Accounts Receivable") and all unbilled amounts for contracts in progress (the "Contracts in Progress");

                       (ii) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items;

                       (iii) all machinery, equipment, tools and tooling, furniture, fixtures, leasehold improvements and motor vehicles, including without limitation those set forth in
        Section 2.8(c) of the Disclosure Schedule;
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                       (iv) all (A) patents, patent applications, patent
        disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade drafts, logos, trade names and corporate names (including without limitation the names "Smartsource," "PAC-EL" and "Pacific Power") and registrations and applications for registration thereof and all goodwill associated therewith,
        (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
        (G) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (H) copies and tangible embodiments thereof (collectively, "Intellectual Property"), including without limitation the Intellectual Property set forth in Section 2.9(c) of the Disclosure Schedule;

                       (v) all rights under contracts, agreements or instruments (including without limitation all letters of credit, performance bonds and agreements or instruments securing any amounts owed to the Seller in connection with the Business, any leases or subleases for real property, any equipment leases, any licenses or sublicenses issued to or by the Seller relating to Intellectual Property and all confidentiality agreements between the Seller and its employees), including without limitation those contracts and licenses set forth on Exhibit A attached hereto (collectively, the "Assigned Contracts");

                       (vi) all claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment, including any such item relating to the payment of Taxes (as defined in Section 2.7) and all rights under warranties;

                       (vii) all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights ("Permits") issued by or obtained from any foreign, federal, state or local governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity");
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                       (viii)    all cash, short-term investments,
        deposits, bank accounts and similar assets;

                       (ix) all books, records, accounts, ledgers, files (in all forms, including without limitation datafiles), documents, correspondence, lists, product specifications, employment records, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials; and

                       (x) all customer, supplier and marketing lists and data.

                  (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include (i) the existing lease for the Seller's principal facility (the "Facility"), which lease will be terminated upon execution of the lease to be entered into at the Closing pursuant to Section 4.1(f) hereof, (ii) Account No. 09619-01021 located at Bank of America, Springdale - Edinger Branch 0961, Huntington Beach, California, which shall contain no more than $100.00 immediately prior to the Closing, and (iii) all distribution agreements and sales and manufacturers representative agreements to which the Seller is a party which are (A) for territories outside of the United States or (B) not terminable by the Seller on not more than 30 days notice without penalty or premium (such distribution agreements and sales and manufacturers representative agreements being hereinafter referred to as the "Excluded Sales Agreements"). The Buyer shall offer each of the other parties to the Excluded Sales Agreements the opportunity to enter into the Buyer's standard form of distribution agreement or sales or manufacturers representative agreement, as the case may be, promptly following the Closing.

                  (c) To the extent that the assignment of any Assigned Contract to be assigned hereunder shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller agrees that it will use all reasonable efforts to assist the Buyer in obtaining the written consent to the assignment of all such Assigned Contracts and any necessary novation agreements with respect to Assigned Contracts between the Seller and any Governmental Entity. If such consent or novation is not obtained, the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide the Buyer with the benefits under such Assigned Contract, and the Buyer shall assume the obligations of the Seller to be performed on and after the Closing Date in accordance with paragraph (d) below. Nothing contained in this
        Section 1.1(c) shall affect the liability, if any, of the Seller pursuant to this Agreement for failing to disclose the need for such consents, approvals or novations to the extent required under the representations and warranties set forth in this Agreement.
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                  (d)  To the extent that the Seller is unable to obtain
        the consent or approval to the assignment of any such Assigned Contract, or any novation agreement required with respect thereto, prior to the Closing Date, (i) such Assigned Contract
        (a "Nonassigned Contract") shall not constitute part of the Acquired Assets unless and until such assignment or novation agreement has been obtained, (ii) such Nonassigned Contract shall be subject to the arrangements set forth below, and (iii) if after the Closing Date the Seller or the Buyer shall obtain a consent to assignment or novation agreement, such Nonassigned Contract shall be assumed by the Buyer in the manner contemplated herein and become part of the Acquired Assets. The Buyer and the Seller hereby agree to the following arrangement with respect to each Nonassigned Contract: (A) the Buyer shall perform all of the Seller's obligations arising on or after the Closing Date under the Nonassigned Contract on a prompt and punctual basis;
        (B) the Buyer shall indemnify and hold the Seller harmless from and against any and all loss, liability, claim, damage, cost or expense (including reasonable attorneys' fees) arising out of or in connection with the Nonassigned Contract relating to the performance or breach (other than a breach of any prohibition against assignment or subcontracting as a result of the operation of this Section 1.1(d)) by the Buyer of the obligations under such Nonassigned Contract on or after the Closing Date; and
        (C) the Seller shall promptly and punctually pay to the Buyer, in consideration of the obligations of the Buyer set forth in this paragraph (d), all of the payments received by the Seller pursuant to or under such Nonassigned Contract relating to services performed on or after the Closing Date.

             1.2  Assumption of Liabilities.
                  -------------------------

                  (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the following liabilities of the Seller and no other liabilities (collectively, the "Assumed Liabilities"):

                       (i) the liabilities of the Seller incurred in connection with the Business as set forth on the face of (and not solely in any notes to) the statement of financial position of the Seller as of March 31, 1996 attached hereto as Exhibit B
        (the "March 31, 1996 Balance Sheet"), to the extent such liabilities have not been paid or discharged prior to the Closing;

                       (ii) all liabilities of the Seller which have arisen after March 31, 1996 in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") and which are of the same type as those set forth on the face of (and not solely in any notes to) the March 31, 1996 Balance Sheet, to
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        the extent such liabilities have not been paid or discharged prior to the Closing, and all liabilities and obligations of the Seller under the Assigned Contracts to the extent accruing after the Closing; provided, however, that this clause (ii) shall not encompass any such liabilities or obligations which relate to any breach of contract, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand; and

                       (iii)     the liabilities of the Seller for
        unsecured property taxes on personal property for the period commencing on July 1, 1996 and ending on June 30, 1997, in the aggregate amount of $3,518.63, which are presently due but not delinquent until August 31, 1996.

                  (b) The Buyer shall not assume or become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

                       (i) all liabilities and obligations of the Seller for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (other than any sales tax payable to the State of California as a result of the sale of capital equipment to the Buyer pursuant to this Agreement);

                       (ii) all liabilities and obligations of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                       (iii) all liabilities and obligations of the Seller under this Agreement or any agreement or instrument attached as an exhibit hereto or contemplated to be entered into in connection herewith (collectively, the "Ancillary
        Agreements");

                       (iv) all liabilities and obligations of the Seller for any Taxes (including without limitation deferred Taxes or Taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold prior to the Closing, any liabilities for employer FICA and unemployment taxes incurred prior to the Closing, and any liabilities for sales, use, ad valorem or excise taxes or customs and duties incurred prior to the Closing);
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                       (v)  all liabilities and obligations of the Seller
        under any agreements, contracts, leases or licenses which are not Assigned Contracts;

                       (vi) all liabilities and obligations of the Seller arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

                       (vii) all liabilities and obligations of the Seller for any product liability claim relating to products sold prior to the Closing;

                       (viii) all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or noncompliance with any law, rule or regulation, any judgment, decree or order of any Governmental Entity, or any Permit;

                       (ix) all liabilities and obligations of the Seller resulting from: (A) any releases of any Materials of Environmental Concern (as defined in Section 2.20(b)) into the environment in connection with the operation of the Business or any predecessor business or company prior to the Closing or for which Seller is otherwise liable; (B) the existence, prior to the Closing, of any Materials of Environmental Concern at any site on which the business or operations of the Business or any predecessor business or company was conducted prior to the Closing; (C) any release, prior to the Closing, of any Materials of Environmental Concern at any such location if such release could give rise under any Environmental Law (as defined in Section 2.20(b)) to liability on the part of the Seller or any predecessor business or company; or (D) any violation of any Environmental Law by the Seller or any predecessor business or company which occurred prior to the Closing;

                       (x) all liabilities and obligations of the Seller for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including without limitation any workers compensation claim);

                       (xi) all intercompany liabilities of the Seller;

                       (xii) all liabilities and obligations of the Seller to pay severance or other benefits to any current or former employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under (A) any federal or state law or (B) any Employee Benefit Plan (as defined in
        Section 2.19(a)) established or maintained by the Seller;
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                       (xiii)    all liabilities and obligations of the
        Seller (A) for all compensation and benefits accrued by employees of the Seller employed in the Business prior to the Closing, including without limitation accrued vacation time and sick leave, premiums or benefits under any Employee Benefit Plan and severance pay, and (B) under the Seller's 401(k) plan. Without limiting the foregoing, the Buyer shall not assume any liabilities or obligations of the Seller for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, owed to current or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);

                       (xiv) all liabilities and obligations of the Seller arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter which commenced or relates to the ownership of the Acquired Assets or the operation of the Business on or prior to the Closing; and

                       (xv) all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Closing that do or allegedly constitute an infringement or violation of, or do or allegedly constitute a misappropriation of, any Intellectual Property rights of any other person or entity.

             1.3 Purchase Price. The purchase price to be paid by the Buyer for the Acquired Assets shall be $5,500,000 (the "Purchase Price"), of which amount $4,950,000 shall be delivered to the Seller by a wire transfer of immediately available funds in accordance with the Seller's wire transfer instructions delivered prior to the Closing, and $550,000 shall be delivered to the Escrow Agent pursuant to Section 1.7 hereof by a wire transfer of immediately available funds in accordance with the Escrow Agent's wire transfer instructions delivered prior to the Closing.

             1.4  The Closing.
                  -----------

                  (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, commencing at 9:00 a.m., local time, on July 3, 1996
        (the "Closing Date").

                  (b)  At the Closing:

                       (i) the Seller shall deliver to the Buyer the various certificates, instruments, agreements and other documents referred to in Section 4.1;
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                       (ii) the Buyer shall deliver to the Seller the
        various certificates, instruments, agreements and other documents referred to in Section 4.2;

                       (iii) the Seller shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit C and execute and deliver or obtain, as appropriate, such other instruments of conveyance (including without limitation trademark, patent, copyright and other intellectual property assignments) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets, including any required consents, approvals or permits;

                       (iv) The Buyer shall execute and deliver to the Seller an instrument of assumption of liabilities in the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

                       (v) the Seller, the Buyer and the Escrow Agent (as defined therein) shall execute and deliver an escrow agreement in the form attached hereto as Exhibit E (the "Escrow Agreement") and the Buyer shall deposit funds with the Escrow Agent in accordance with Section 1.7 hereof;

                       (vi) the Buyer shall pay to the Seller the Purchase Price as specified in Section 1.3;

                       (vii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

                       (viii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

             1.5 Allocation of Purchase Price. Promptly following the Buyer's completion of financial statements for the Business for the period ended June 30, 1996, the Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes). The Parties agree that such allocation will be made in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

             1.6 Further Assurances. At the Closing and at any time and from time to time thereafter, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to evidence and confirm the Buyer's rights to, title
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        in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control of the Business and the Acquired Assets.

             1.7 Escrow. At the Closing, $550,000 of the Purchase Price otherwise payable by the Buyer to the Seller shall be paid by the Buyer to the Escrow Agent for the purpose of securing the obligations of the Seller under Article VI hereof. Such amount (the "Escrow Fund") shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

             The Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be delivered to the Buyer at least three business days before the Closing, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

             2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

             2.2 Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the
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        Seller and  constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

             2.3 Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time), (a) conflict with or violate any provision of the Articles of Incorporation or By-laws, each as amended to date, of the Seller or any resolution adopted by the board of directors or the stockholders of the Seller, (b) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity or give any governmental entity the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller is subject,
        (d) result in the imposition of any Security Interest upon any of the Acquired Assets, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of the properties or assets of the Seller. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

             2.4 Financial Statements. The Seller has provided to the Buyer (a) the reviewed statements of financial position of the Seller as of December 31, 1993, 1994 and 1995 and the related financial statements for the years then ended (collectively, the "Reviewed Financial Statements") and (b) the unaudited statement of financial position of the Seller as of March 31, 1996 and the related financial statements for the three months then ended (collectively, the "Unaudited Financial Statements"). The Reviewed Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements") are attached hereto as Exhibit F and, in the case of the Reviewed Financial Statements, have been reviewed by the Seller's auditors. The Financial Statements present fairly, in all material respects, the financial condition, retained earnings, assets and liabilities of the Seller as of the dates indicated therein and the results of operations and cash flows of the
        Seller for the periods covered thereby. There has been no material adverse change in the Net Tangible Assets (as defined below) of the Seller since March 31, 1996, as set forth on the
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        March 31, 1996 Balance Sheet.  For  purposes of this Section 2.4, the term "Net Tangible Assets" shall mean, as of a date, the excess of the tangible Acquired Assets over the Assumed Liabilities as of the close of business on such date (without giving effect to the transactions contemplated by this Agreement), in each case calculated on a basis consistent with the preparation by the Seller of the Reviewed Financial Statements.

             2.5 Absence of Certain Changes. Since March 31, 1996, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Business, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

             2.6 Undisclosed Liabilities. The Seller does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, and whether due or to become due, or otherwise), relating to the Business, except for (a) liabilities shown on the March 31, 1996 Balance Sheet, (b) liabilities which have arisen after March 31, 1996 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of the immediately preceding financial period, and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required to be reflected on the March 31, 1996 Balance Sheet and which are not in the aggregate material.

             2.7  Tax Matters.
                  -----------

                  (a) The Seller has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all respects. The Seller has paid all Taxes (as defined below) which relate to the Acquired Assets or the Business that are shown to be due on any such Tax Returns. The unpaid Taxes of the Seller for tax periods through March 31, 1996 do not exceed the accruals and reserves for Taxes set forth on the March 31, 1996 Balance Sheet. The Seller has no actual or potential liability for any obligation of any taxpayer to pay Taxes (including without limitation any affiliated group of corporations or other entities that included the Seller during a prior period) other than the Seller. All Taxes that the Seller (with respect to the Acquired Assets or the Business) is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                  (b) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal
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        property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (c) No deficiencies have been asserted or assessed as a result of any audit of the Business by any Governmental Entity and no such deficiency or audit has been proposed or threatened. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Acquired Assets. None of the Acquired Assets (i) is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. The Seller is not a person other than a United States person within the meaning of the Code. The transactions contemplated herein are not subject to tax withholding under Section 3406 of the Code, under subchapter A of chapter 3 of the Code, or under any other provision of law.

                  (d) The Seller has since December 1, 1986 been, and until the Closing will continue to be, a valid S corporation within the meaning of Section 1361 of the Code, has been treated for tax purposes as an S corporation by each state in which the Seller is liable for the payment of Taxes and has no corporate liability for Taxes in such states.

             2.8  Ownership and Condition of Assets.
                  ---------------------------------

                  (a) The Seller is the true and lawful owner of, and has good and marketable title to, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), the Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Acquired Assets, free and clear of all Security Interests.

                  (b) The Acquired Assets are adequate for the conduct of the Business as presently conducted and as presently proposed to be conducted by the Seller. The tangible Acquired Assets are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.
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                  (c)  Section 2.8(c) of the Disclosure Schedule lists
        (i) all Acquired Assets which are fixed assets, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of March 31, 1996, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $5,000.

                  (d) Section 2.8(d) of the Disclosure Schedule lists all assets of the Seller or its Affiliates (as defined in Section 2.12(a)(vi)) used in connection with the Business at any time during the last two years which are not Acquired Assets.

             2.9  Intellectual Property.
                  ---------------------

                  (a) The Seller owns or has the right to use all Intellectual Property used in the operation of the Business or necessary for the operation of the Business as presently proposed to be conducted. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in
        Section 1.4(b)(iii), each such item of Intellectual Property owned by the Seller will be owned by the Buyer immediately following the Closing, and each such item of Intellectual Property available for use by the Seller will be available for use by the Buyer on identical terms and conditions immediately following the Closing. The Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses in connection with the Business. No other person or entity has any rights to any of the Intellectual Property used in the Business (except pursuant to agreements or licenses specified in Section 2.9(c) or 2.9(d) of the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the Intellectual Property used in the Business.

                  (b) The business, operations and activities of the Business have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any other person or entity. The Seller has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

                  (c) Section 2.9(c) of the Disclosure Schedule identifies each patent or registration which has been issued or is owned by the Seller with respect to any Intellectual Property used in, relating to or arising out of the Business, identifies each pending patent application or application for registration which the Seller has made or which the Seller owns with respect to any Intellectual Property used in, relating to or arising out of the Business, and identifies each license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any such Intellectual Property. The
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
        Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. With respect to each such item of Intellectual Property that the Seller owns:

                       (i) the Seller possesses all right, title and interest in and to such item;

                       (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                       (iii) the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

                  (d) Section 2.9(d) of the Disclosure Schedule identifies each item of Intellectual Property (other than commercially available software generally available to the public, which is not listed in Section 2.9(d) of the Disclosure Schedule but with respect to which the representations set forth below in this Section 2.9(d) are true) used at any time in the operation of the Business, or that the Seller plans to use in connection with the operation of the Business in the future, that is owned by a party other than the party using it. The Seller has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Seller uses such Intellectual Property, all of which are listed on Section 2.9(d) of the Disclosure Schedule. With respect to each such item of Intellectual Property:

                       (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect;

                       (ii) with respect to items used by the Seller, such license, sublicense or other agreement is assignable by the Seller to the Buyer without the consent or approval of any party and such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect without acceleration immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                       (iii) with regard to such license, sublicense or other agreement, the Seller is not, and, to the Seller's knowledge, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;
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                       (iv) the underlying item of Intellectual Property
        is not, to the Seller's knowledge, subject to any outstanding judgment, order, decree, stipulation or injunction; and

                       (v) the Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

             2.10 Inventory.  All inventory of the Seller relating to the
                  ---------
        Business, whether or not reflected on the March 31, 1996 Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items, excess items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the March 31, 1996 Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Business.

             2.11 Subsidiaries and Other Investments.  The Seller has no
                  ----------------------------------
        direct or indirect equity interest in any corporation, partnership, joint venture or other entity.

             2.12 Contracts.
                  ---------

                  (a) Section 2.12 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) of the Seller which relate to the Acquired Assets or the Business:

             (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

             (ii) any written arrangement (or group of related written arrangements) for the purchase, sale, supply or manufacture of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000 or (C) in which the Seller has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services, agreed to make a minimum payment or has agreed to purchase goods or services exclusively from a certain party;

             (iii)     any written arrangement forming a partnership or
        joint venture;
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             (iv) any written arrangement (or group of related written
        arrangements) under which the Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has granted (or may grant) a Security Interest on any of the Acquired Assets, tangible or intangible;

             (v) (A) the Seller's standard forms of written agreement concerning confidentiality, non-competition and assignment of inventions, indicating any exceptions to such standard forms for current employees of the Seller, and (B) any other written arrangement concerning confidentiality, noncompetition or assignment of inventions;

             (vi) any written arrangement involving any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (an "Affiliate"), of the Seller;

             (vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Business or could result in the granting to any third party of any rights in or to any of the Acquired Assets; and

             (viii) any other written arrangement (or group of related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

                  (b) The Seller has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) with respect to written arrangements to which the Seller is a party, the written arrangement is assignable by the Seller to the Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the Seller is not, and to the Seller's knowledge no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement, nor is there any dispute between the parties thereto. The Seller is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12.
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             2.13 Accounts Receivable; Contracts in Progress.  All
        Accounts Receivable reflected on the March 31, 1996 Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 60 days after the invoice date), net of the applicable reserve for bad debts shown on the March 31, 1996 Balance Sheet. A complete list of all Accounts Receivable reflected on the March 31, 1996 Balance Sheet, showing the aging thereof, is included in Section 2.13 of the Disclosure Schedule. All Accounts Receivable reflected in the financial or accounting records of the Seller that have arisen since March 31, 1996 are valid receivables subject to no setoffs or counterclaims and are collectible within 60 days after the invoice date, net of a reserve for bad debts in an amount proportionate to the reserve shown on the March 31, 1996 Balance Sheet. The Seller has no Contracts in Progress which provide for or contemplate progress billing or prepayments.

             2.14 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller relating to the Acquired Assets or the Business.

             2.15 Real Property Leases. Section 2.15 of the Disclosure Schedule lists all real property leased or subleased to the Seller (other than the existing lease for the Facility which will be terminated upon execution of the lease to be entered into at the Closing pursuant to Section 4.1(f) hereof). The Seller has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein. With respect to each such lease and sublease:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither the Seller nor, to the Seller's knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (d) there are no disputes, oral agreements or forbearance programs to which the Seller is a party in effect as to the lease or sublease;

                  (e)  the Seller has not assigned, transferred,
        conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
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                  (f)  all facilities leased or subleased thereunder are
        supplied with utilities and other services necessary for the operation of said facilities; and

                  (g) to the Seller's knowledge, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded mortgages, easements and covenants and other restrictions which do not impair the intended uses or occupancy of the property subject thereto by the Seller.

             2.16 Litigation. Section 2.16 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction relating to the Acquired Assets or the Business, and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or brought before (by a private party or otherwise) any Governmental Entity or before any arbitrator relating to or affecting the Acquired Assets or the Business which is currently pending or, to the knowledge of the Seller, threatened. None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section 2.16 of the Disclosure Schedule could result in the imposition of any liability on the Buyer or have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Business.

             2.17 Product Warranty. No product manufactured, sold, leased or delivered by the Seller in connection with the Business is subject to any guaranty, warranty, right of return, credit or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section 2.17 of the Disclosure Schedule. Section 2.17 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions in connection with the Business during each of the fiscal years covered by the Reviewed Financial Statements; and the Seller does not know of any reason why such expenses should materially increase as a percentage of sales in the future.

             2.18 Employees. Section 2.18 of the Disclosure Schedule contains a list of all employees and officers employed by the Seller in connection with the Business, along with the position and the annual rate of compensation of each such person. If any such employee has entered into a confidentiality and/or assignment of inventions agreement with the Seller, a copy of each such agreement has previously been delivered to the Buyer and is assignable by the Seller to the Buyer. To the knowledge of the Seller, no key employee or group of employees employed in connection with the Business has any plans to terminate employment with the Seller (other than for the purpose of
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
        accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, in connection with the Business. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller employed in connection with the Business. No employment or consulting agreement relating to the Business exists that is not terminable at will without penalty. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger or otherwise result in any obligation of the Seller to pay severance or related costs under any employment or consulting agreement.

             2.19 Employee Benefits.
                  -----------------

                  (a) Section 2.19(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained or contributed to by the Seller, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation relating to any employee of the Seller employed in connection with the Business. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code, (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. Complete and accurate copies of all Employee Benefit Plans which have been reduced to writing have been provided to the Buyer, and the Seller has provided the Buyer with written summaries of any such plans which have not been reduced to writing. All Employee Benefit Plans are in compliance in all respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the
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        plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

                  (c) Section 2.19(c) of the Disclosure Schedule discloses each: (i) agreement with any employee of the Seller employed in connection with the Business (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee; and (ii) agreement or plan, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

             2.20 Environmental Matters.
                  ---------------------

                  (a) The Seller has complied with all Environmental Laws (as defined below) applicable to the Acquired Assets or the Business. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law applicable to the Acquired Assets or the Business. For purposes of this Agreement, "Environmental Law" means any federal, state, regional, county, local or foreign law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
        (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, pesticides or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
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        (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, pesticides, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at
        (i) any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Seller at which the business or operations of the Business have been or are currently conducted or (ii) any facility, including without limitation any tolling facility, to which the Seller has delivered products used in or sold by the Business for manufacturing, processing, packaging or distribution. With respect to any such releases of Materials of Environmental Concern, the Seller has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Seller is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, leased, operated or controlled by the Seller at which the business or operations of the Business have been or are currently conducted, that could reasonably be expected to have an impact on such real property or facilities. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), pesticides, toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

                  (c)  Set forth in Section 2.20(c) of the Disclosure
        Schedule is a list of all environmental reports, site surveys, subsurface studies, investigations and audits (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) relating to premises currently or previously owned, leased or operated by the Seller at which the business or operations of the Business have been or are currently conducted. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                  (d)  Set forth in Section 2.20(d) of the Disclosure
        Schedule is a list of all of the solid and hazardous waste
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        transporters and treatment, storage and disposal facilities that have been utilized by the Seller in connection with the Business. The Seller is not aware of any environmental liability of any such transporter or facility.

             2.21 Legal Compliance. The Seller is conducting and has conducted the business and operations of the Business in compliance in all respects with all applicable federal, state, local and foreign laws, regulations and orders. The Facility has been maintained and currently is in compliance in all respects with all applicable federal, state, local and foreign laws, regulations and orders. Neither the Seller nor, with respect to the Facility, the Seller's sole stockholder has since January 1, 1990 received any notice or communication from any Governmental Entity alleging non-compliance with any applicable federal, state, local or foreign laws, regulations or orders.

             2.22 Permits.  Section 2.22 of the Disclosure Schedule sets
                 -------
        without limitation those issued or required under Environmental
        Laws) issued to or held by the Seller relating to the Acquired Assets or the Business. Such listed Permits are the only Permits that are required for the Seller to conduct the Business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit issued to or held by the Seller is assignable by the Seller to the Buyer without the consent or approval of any party and will continue in full force and effect following the Closing.

             2.23 Certain Business Relationships With Affiliates.
        Neither the Seller (with respect to its operations other than the Business) nor any Affiliate of the Seller (a) owns any property (other than the Facility subject to the lease to be entered into at the Closing pursuant to Section 4.1(f) hereof) or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Seller in connection with the Business, or (c) owes any money to the Seller in connection with the Business. There are no transactions (other than the existing lease for the Facility which will be terminated upon execution of the lease to be entered into at the Closing pursuant to Section 4.1(f) hereof) or relationships between the Seller (with respect to its operations other than the Business) and its Affiliates, on the one hand, and the Business, on the other hand, which have occurred since January 1, 1990.

             2.24 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
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             2.25 Books and Records.  The books, records, accounts,
        ledgers and files of the Seller relating to the Business are accurate and complete in all respects and have been maintained in accordance with good business and bookkeeping practices.

             2.26 Customers and Suppliers. No unfilled customer order or commitment arising out of the conduct of the Business obligating the Seller to process, manufacture or deliver products or perform services will result in a loss upon completion of performance (other than any loss that may result notwithstanding the fact that such order has been sold at the Seller's historical list price). No purchase order or commitment relating to or arising out of the conduct of the Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier to the Seller of materials, products, components or services used in connection with the Business has indicated that it will stop, or decrease the rate of, supplying such materials, products, components or services, and no customer of the Seller served by the Business has indicated that it will stop, or decrease the rate of, buying materials, products or components produced by, or services offered by, the Business.
        Section 2.26 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole or principal supplier of any significant material, product, component or service used in the Business.

             2.27 Owned Real Property. The Seller does not own any real property.

             2.28 Insurance Policies. Section 2.28 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, the scope of coverage and a description of any retroactive premium adjustments or other loss-sharing arrangements) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which the Seller with respect to the Business has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 1990. The Seller has not, with respect to the Business, received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or cancelling or
        amending any such policy.   All premiums due and payable for such
        insurance policies have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.
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             2.29 Banking Facilities.  Section 2.29 of the Disclosure
        Schedule sets forth a true, correct and complete list of:

                  (a) each bank, savings, loan, brokerage or similar financial institution at which the Seller with respect to the Business has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Seller with respect to the Business thereat and details, including terms, of any line of credit or credit facility; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

             2.30 Government Contracts. The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Seller's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Business. The Seller has not been audited or investigated or is now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Seller's knowledge, has any such audit or investigation been threatened. To the Seller's knowledge, there is no valid basis for (a) the suspension or debarment of the Business from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

             2.31 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement, and no other statement made by the Seller or any of its representatives in connection with this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Seller has disclosed to the Buyer all material information relating to the Business and the transactions contemplated by this Agreement.
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                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

             The Buyer represents and warrants to the Seller as follows:

             3.1 Organization. The Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.

             3.2 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Buyer, will constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

             3.3 Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time), (a) conflict or violate any provision of the Certificate of Incorporation or By-laws, each as amended to date, of the Buyer or any resolution adopted by the board of directors or stockholders of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements,
        (c) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or
        (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

             3.4  Brokers' Fees.  The Buyer has no liability or
        obligation to pay any fees or commissions to any broker, finder
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        or agent with respect to the transactions contemplated by this
        Agreement.



                                   ARTICLE IV

                              CONDITIONS TO CLOSING

             4.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

                  (a) the Seller shall have, at its expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Seller to consummate the transactions contemplated by this Agreement, and (ii) obtained all other waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities and effected all other registrations, filings and notices necessary or desirable in connection with the transactions contemplated by this Agreement, except in the case of clause (ii) for any waivers, permits, consents, approvals or authorizations which if not obtained or effected would not have a material adverse effect on the right of the Buyer to own, operate or control the Acquired Assets or conduct the Business following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (b) the representations and warranties of the Seller set forth in Article II shall be true and correct in all material respects as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date;

                  (c) the Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) no action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
        (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets or to conduct the Business as currently conducted and as presently proposed to be conducted
PAGE
        following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 4.1 is satisfied in all respects;

                  (f) the Buyer and F.V. Taddeo shall have executed and delivered to each other a lease in the form attached hereto as Exhibit G;

                  (g)  each of Les Taddeo, Russell Engle and Mark
        Woodward shall have executed and delivered to the Buyer a Noncompetition Agreement in the form attached hereto as Exhibit H;

                  (h)  the Seller, the Buyer and the Escrow Agent
        (as defined therein) shall have executed and delivered the Escrow Agreement;

                  (i) the Buyer shall have received from the Seller and the Seller's officers all customary closing certificates as it shall have requested;

                  (j) the Buyer shall have received from Roger A. Saevig, counsel to the Seller, an opinion dated as of the Closing Date in the form attached hereto as Exhibit I; and

                  (k) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

             4.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Seller, of the following conditions:

                  (a) the Buyer shall have, at its expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Buyer to consummate the transactions contemplated by this Agreement, and
        (ii) obtained all other waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities and effected all other registrations, filings and notices necessary or desirable in connection with the transactions
PAGE
        contemplated by this Agreement, except in the case of clause (ii) for any waivers, permits, consents, approvals or authorizations in whose absence the Closing could be consummated without materially adversely affecting the Seller;

                  (b) the representations and warranties of the Buyer set forth in Article III shall be true and correct in all material respects as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                  (c) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (c) of this Section 4.2 is satisfied in all respects;

                  (e) the Buyer and F.V. Taddeo shall have executed and delivered to each other a lease in the form attached hereto as Exhibit G;

                  (f)  the Seller shall have received from Seth
        Hoogasian, General Counsel of the Buyer, an opinion dated as of the Closing Date in the form attached hereto as Exhibit J;

                  (g) the Buyer shall have either paid off the balance outstanding as of the Closing Date under the line of credit in favor of the Seller contemplated by the Business Line of Credit Agreement dated as of August 17, 1995 between the Seller and Bank of America National Trust and Savings Association, as amended, or arranged for the assignment of such line of credit to the Buyer and the release of any liability thereunder for the Seller and its sole stockholder; provided, however, that nothing in this
        Section 4.2(g) shall release the Seller from any liability to the Buyer for any amounts owing under such line of credit to the extent that such amounts cause the Seller to be in breach of any of its representations or warranties set forth in Article II of this Agreement; and

                  (h) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller.
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                                    ARTICLE V

                             POST-CLOSING COVENANTS

             5.1 Proprietary Information. From and after the Closing, the Seller shall hold in confidence, and shall cause all of its Affiliates to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business or the Buyer (including without limitation the financial information, Intellectual Property, technical information or data relating to the materials, products or components sold, or the services offered, in connection with the Business and names of customers of the Business) and shall not disclose or make use of the same without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Seller.

             5.2 Solicitation and Hiring. For a period of two years after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Restricted Employee (as defined below) to terminate his or her employment with the Buyer or (b) hire or attempt to hire any Restricted Employee. For purposes of this Agreement, a "Restricted Employee" shall mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was employed by the Seller in connection with the Business on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.

             5.3  Non-Competition; Referral of Customers.

                  (a) For a period of five years after the Closing Date, the Seller shall not, and shall cause its Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise,
        (i) develop, manufacture, market, sell, perform or offer any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Seller in connection with the Business on or prior to the Closing Date or (ii) engage in any business competitive with the Business as conducted on the date of this Agreement or as of the Closing Date, in the United States or any other country in which the Business was conducted (the conduct of the Business includes without limitation the commencement of the process of filing or applying for Permits, the preparation of marketing studies or the
PAGE
        study of the feasibility of use of a product) during the five years prior to the Closing Date.

                  (b) The Seller, for itself and on behalf of its Affiliates, agrees that the duration and geographic scope of the noncompetition provision set forth in this Section 5.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                  (c) The Seller shall, and shall cause its Affiliates to, refer all inquiries regarding the Business and its products and services to the Buyer. The Seller shall notify its Affiliates in writing promptly after the Closing that the Business has been sold to the Buyer, and such notice shall inform such Affiliates of their obligations under this Section 5.3.
        Such notice shall be in form and substance reasonably satisfactory to the Buyer.

             5.4  Sharing of Data.

                  (a) The Seller or its authorized agent shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business as conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.
        The Buyer or its authorized agent shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records or accounts.
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                  (b)  In addition to all files and documents required to
        be provided pursuant to this Agreement or the Ancillary Agreements, promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the business or operations of the Business held by any federal, state, county, local or foreign authorities, agencies or instrumentalities.

             5.5 Use of Labels. The Seller hereby authorizes the Buyer to use the labels which constitute Acquired Assets and which contain the name "Pacific Power Source Corporation" and to affix such labels to products manufactured and sold as part of the Business for a period of two years from the Closing Date.

             5.6 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement or the Ancillary Agreements). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents for their time spent in such cooperation.

             5.7 Collection of Accounts Receivable and Contracts in Progress. The Seller shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the Accounts Receivable and the Contracts in Progress. The Seller hereby authorizes the Buyer to open any and all mail addressed to the Seller (if delivered to the Buyer) received on or after the Closing Date and hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order and received by the Buyer with respect to the Acquired Assets. The Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such Accounts Receivable and Contracts in Progress, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.

             5.8  Employees.

                  (a) Effective as of the Closing, the Seller shall transfer to the Buyer all of the Seller's employees. Subject to
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
        any limitations imposed by applicable California statutory and case law, the employment of each such employee shall be terminable at the will of the Buyer or as otherwise agreed to between the Buyer and such employee. The Buyer shall have complete discretion to change any of the terms or conditions of employment, compensation or benefits relating to any such employee at any time. The Seller hereby consents to the transfer and hiring of such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any noncompetition, confidentiality or employment agreement.

                  (b) The Buyer shall make such arrangements as may be necessary for the transferred employees of the Seller who continue their employment with the Buyer following the Closing to continue their enrollment in and to receive benefits under the Seller's insured health plan known as the "Pacificare Point of Service Plan," a copy of which has previously been provided to the Buyer; provided, however, that the Buyer expressly reserves the right to modify or terminate such Plan at any time or from time to time following the Closing.

             5.9 Intercompany Agreements. All contracts, licenses, agreements, commitments or other arrangements between Seller and its Affiliates related to the Business, whether written or oral, and whether express or implied, pursuant to which Seller or its Affiliates provides management, administrative, legal, financial, accounting, data processing, insurance, human resources, technical support or other services to the Business, or the use of any assets of Seller or its Affiliates other than the Acquired Assets, or pursuant to which rights, privileges or benefits are accorded to the Business as a unit of Seller, shall terminate as of the Closing. After the Closing, the Buyer shall have no rights or obligations under any similar contract, license, agreement, commitment or arrangement with the Seller or its Affiliates except rights under the Ancillary Agreements.

             5.10 Change of Name. As soon as practicable after the Closing, the Seller shall amend its Articles of Incorporation to change its name from "Pacific Power Source Corporation" to another available name selected by the Seller and not containing the words "Pacific," "Power" or "Source" or any word or words confusingly similar thereto and shall amend accordingly its foreign corporation filings in all states or other jurisdictions in which it is qualified to do business.


         ARTICLE VI

                                 INDEMNIFICATION
PAGE

             6.1 Indemnification by Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest thereon at the rate at which interest is paid on the Escrow Fund from the date of liquidation of the claim until paid, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

                  (a) any misrepresentation or breach of warranty by the Seller contained in this Agreement or the Ancillary Agreements;

                  (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement or the Ancillary Agreements;

                  (c)  any Retained Liabilities; or

                  (d) the failure of the Buyer to obtain the protections afforded by any applicable bulk transfer laws in connection with the sale of the Acquired Assets.

             6.2 Indemnification by Buyer. The Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages incurred or suffered by the Seller or any Affiliate thereof resulting from, relating to or constituting:

                  (a) any misrepresentation or breach of warranty by the Buyer contained in this Agreement or the Ancillary Agreements;

                  (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or the Ancillary
        Agreements; or

                  (c)  any Assumed Liabilities.

             6.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Party seeking indemnification (the "Indemnified Party") shall promptly notify (in accordance with Section 7.7) the Party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim;
         provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or
PAGE
        arising out of such failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld), unless the Indemnifying Party shall not have taken control of the defense of such claim as provided in Section 6.4 of this Agreement, after notification thereof pursuant to this Section 6.3, in which case the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent.

             6.4  Defense by the Indemnifying Party.

                  (a) Subject to Section 6.4(b), in connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within 20 days after the date of the notice of the claim from the Indemnified Party pursuant to Section 6.3, assume the defense of such claim or legal proceeding with counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, if (i) the Indemnifying Party acknowledges to the Indemnified Party in writing the Indemnifying Party's obligations to indemnify the Indemnified Party with respect to all elements of such claim,
        (ii) the third party seeks monetary damages only, and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Party or the Business or the future conduct of the business of the Indemnified Party or the Business. If the Indemnifying Party so assumes such defense, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability on the Indemnified Party without the written consent of the Indemnified Party. If the Indemnifying Party does not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (A) the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party
PAGE
        responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may deem appropriate, including but not limited to settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (B) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

                  (b) If a customer or supplier of the Business asserts that the Business or the Buyer is liable to such party for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Seller, (ii) the Buyer may make a claim for indemnification pursuant to this
        Article VI in accordance with the provisions hereof, and (iii) the Buyer shall be reimbursed, in accordance with the provisions hereof, for any such Damages for which it is entitled to indemnification pursuant to this Article VI.

             6.5 Payment of Indemnification Obligation. All indemnification by the Indemnifying Party hereunder shall be effected promptly as Damages are incurred by wire transfer of immediately available funds to an account designated by the Indemnified Party in the amount of the indemnification liability.

             6.6. Survival. All representations, warranties, covenants and obligations in this Agreement, the Ancillary Agreements, the Disclosure Schedule and any other certificate or documents delivered pursuant to this Agreement will survive the Closing, and the right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or obligations. An Indemnifying Party will have no liability for indemnification with respect to any representation or warranty in Article II or
        Article III, other than those in Sections 2.1, 2.2, 2.3, 2.8, 2.20, 2.21 and 2.22, unless on or before the second anniversary of the Closing Date the Indemnifying Party is given notice of a claim pursuant to Section 6.3 hereof. However, the preceding sentence of this Section 6.6 will not apply to any breach of any of the Indemnifying Party's representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made. A claim with respect to Sections 2.1, 2.2, 2.3, 2.8, 2.20, 2.21 or 2.22, or a claim for indemnification or reimbursements not based upon any representation or warranty in Article II or Article III, may be made at any time.
PAGE

             6.7 Limitations. An Indemnifying Party will have no liability for indemnification pursuant to Section 6.1(a) or 6.2(a) until the total of all Damages with respect to such matters exceeds $25,000 and then only for the amount by which such Damages exceed $25,000 and are less than $1,000,000. However, the preceding sentence of this Section 6.7 will not apply to any breach of any of the Indemnifying Party's representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made.


        ARTICLE VII

                                  MISCELLANEOUS

             7.1 Press Releases and Announcements. The Seller shall not issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

             7.2  No Third Party Beneficiaries.  This Agreement
        (including without limitation Section 5.8 hereof) shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

             7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement, dated December 4, 1995, by and between Buyer and Seller shall survive until the Closing, whereupon it shall terminate.

             7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Buyer may assign its rights, interests and/or obligations hereunder to an Affiliate of the Buyer but, in such event, the Buyer shall remain liable for all of its obligations hereunder. The Seller may liquidate and distribute its assets (including the Purchase Price received hereunder) to its stockholders so long as such stockholders assume and becomes personally liable for all of the obligations of the Seller hereunder and deliver written instruments, satisfactory to the Buyer in form and substance, to the foregoing effect. Except as provided in the preceding two sentences, neither Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and the Seller may not liquidate or distribute any of its assets (including the Purchase
PAGE

        Price received hereunder) among its stockholders without the prior written approval of the Buyer.

             7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             7.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered upon personal delivery or transmission by telecopier, four business days after it is sent by U.S. registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

        If to the Seller:                  Copy to:
        ----------------                   -------

        Pacific Power Source Corporation   Roger A. Saevig, Esq.
        15122 Bolsa Chica Street           Law Office Management
        Huntington Beach, CA  92649        2001 East 4th Street
        Telecopy:  (714) 898-5235          Suite 220
        Attention:  President              Santa Ana, CA  92705
                                           Telecopy:  (714) 564-9039

        If to the Buyer:                   Copies to:
        ---------------                    ---------

        Thermo Voltek Corporation          Thermo Electron Corporation
        81 Wyman Street                         81 Wyman Street
        P.O. Box 9046                      P.O. Box 9046
        Waltham, MA  02254-9046            Waltham, MA  02254-9046
        Telecopy:  (617) 622-1207          Telecopy:  (617) 622-1296
        Attention:  President              Attention:  General Counsel

                                           Hale and Dorr
                                           60 State Street
                                           Boston, MA  02109
                                           Telecopy:  (617) 526-5000
                                           Attention:  Hal J. Leibowitz,
PAGE

        Either Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any notice sent by telecopy shall be followed by a confirmation copy sent by reputable overnight business courier service. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

             7.8  Governing Law.  This Agreement shall be governed by and
                  -------------
        construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

             7.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective Boards of Directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             7.11 Expenses. Except as specifically set forth in this Agreement and the Escrow Agreement, each Party shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of any litigation, claim or proceeding with respect to this Agreement or the
PAGE

        Ancillary Agreements, the prevailing Party shall be paid its reasonable legal fees and expenses by the opposing Party.

             7.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including without limitation Sections 5.1, 5.2 and 5.3 hereof) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

             7.13 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements,
        (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court. Each Party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.7. Nothing in this Section 7.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

             7.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

             7.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
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             IN WITNESS WHEREOF, the Parties hereto have executed this
        Agreement as of the date first above written.

             THERMO VOLTEK CORPORATION



             By:________________________________

             Title:_____________________________



             PACIFIC POWER SOURCE CORPORATION



             By:________________________________

             Title:
                   -----------------------------
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
                                                               Exhibit C

                                  BILL OF SALE


             This Bill of Sale dated July 3, 1996 is executed and delivered by Pacific Power Source Corporation, a California corporation (the "Seller"), to Thermo Voltek Corporation, a Delaware corporation (the "Buyer"). All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of July 3, 1996 between the Seller and the Buyer (the "Agreement").

             WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer the Acquired Assets.

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

             1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, its successors and assigns, to have and to hold forever, the Acquired Assets.

             2. Notwithstanding the foregoing, the Acquired Assets to be transferred to the Buyer under this Bill of Sale shall not include the assets identified in Section 1.1(b) of the Agreement.

             3. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this Bill of Sale.

             4. This Bill of Sales hall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

             IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of the date first above written.


        PACIFIC POWER SOURCE CORPORATION   THERMO VOLTEK CORPORATION


        By:_______________________         By:_______________________

        Title:                             Title:
              --------------------               --------------------
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
                                                                Exhibit D


                     INSTRUMENT OF ASSUMPTION OF LIABILITIES


             This Instrument of Assumption of Liabilities dated July 3, 1996 is made by Thermo Voltek Corporation, a Delaware corporation (the "Buyer"), in favor of Pacific Power Source Corporation, a California corporation (the "Seller"). All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of July 3, 1996 between the Seller and the Buyer (the "Agreement").

             WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer the Acquired Assets; and

             WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume the Assumed Liabilities;

             NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:

             1.   The Buyer hereby assumes the Assumed Liabilities.

             2. It is expressly understood and agreed that the Retained Liabilities shall remain the sole obligation of the Seller.

             3. The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this Instrument of Assumption of Liabilities.

             4. Nothing contained herein shall be deemed to deprive the Buyer of any defense, set-offs or counterclaims which the Seller may have had or which the Buyer shall have with respect to any of the Assumed Liabilities (the "Defenses and Claims"). The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims.
PAGE

             5. This Instrument of Assumption of Liabilities shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

             IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of the date first above written.


        PACIFIC POWER SOURCE CORPORATION   THERMO VOLTEK CORPORATION


        By:_______________________         By:_______________________

        Title:                             Title:
              --------------------               --------------------
PAGE
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                                                                Exhibit E


                                ESCROW AGREEMENT

             This Escrow Agreement is made and entered into this 3rd day of July, 1996, by and among Pacific Power Source Corporation, a California corporation (the "Seller"), Thermo Voltek
        Corporation, a Delaware corporation (the "Buyer"), and BayBank, a bank chartered under the laws of the Commonwealth of Massachusetts (the "Escrow Agent").

                                   WITNESSETH:

             WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement"), pursuant to which Seller has transferred to Buyer certain assets of the Seller (the "Assets"); and

             WHEREAS, Section 1.7 of the Purchase Agreement requires Buyer and Seller to establish an escrow account and to place a portion of the consideration for the Assets in escrow; and

             WHEREAS, Seller and Buyer wish to appoint Escrow Agent as escrow agent for such escrow account and Escrow Agent wishes to accept such appointment, upon the terms and conditions set forth below;

             NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

             Section (a) Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Purchase Agreement.

             Section (b) Establishment of Escrow Account. The parties acknowledge that pursuant to Section 6.1 of the Purchase Agreement, Buyer shall be indemnified against certain liabilities and contingencies. As security for Seller's obligations under
        Article VI of the Purchase Agreement, the parties hereby establish an escrow account (the "Escrow Account") with Escrow Agent. Escrow Agent acknowledges and accepts the deposit by Buyer into the Escrow Account of $550,000 (the "Escrowed Funds").

             Section (c) Investments. Escrow Agent shall invest the Escrowed Funds, at the direction of Seller, in (i) obligations issued or guaranteed by the United States of America of any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers' acceptances) of banks which at the date of their last public reporting had total assets in
PAGE
        excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa, and (iv) money market mutual funds invested exclusively in some or all of the securities described
        in the foregoing clauses (i), (ii) and (iii).   Income from any
        such investment shall be held by Escrow Agent, shall be reinvested in accordance with this Section 3 and shall be considered part of the Escrowed Funds.

             Section (d) Notice of Claims. In the event that, prior to the second anniversary of the Closing Date (the "Termination Date"), Buyer asserts any claim for indemnification against the Escrowed Funds pursuant to Article VI of the Purchase Agreement, it shall deliver to Escrow Agent and Seller a written notice thereof (the "Notice of Claim") setting forth (a) a demand for payment of a specified amount from the Escrowed Funds or, if such amount can not be specified, the basis upon which the amount would be determined and (b) a description of the asserted claim.

             Section (e) Payment of Amounts from Escrow Account Upon Demand Without Objection. If Buyer delivers to Seller and Escrow Agent a Notice of Claim pursuant to Section 4 hereof and if no written objection to such demand is received by Escrow Agent and Buyer from Seller within 30 days following the delivery of such Notice of Claim to Escrow Agent and Seller, then the Escrow Agent shall pay the claim out of the Escrowed Funds by forthwith transmitting the claimed amount of the Escrowed Funds to Buyer as directed by Buyer. Seller acknowledges that in the event the Escrowed Funds are insufficient to pay off a claim including interest thereon, the Seller's liability shall not be limited to the value of the Escrowed Funds and Seller shall be liable to the Buyer for such insufficiency. Notwithstanding anything else to the contrary herein, failure of Buyer to submit a claim pursuant to Article VI of the Purchase Agreement during the escrow period shall not limit Buyer's ability to bring such claim thereafter irrespective of the termination of the escrow created hereunder unless specifically limited by the express terms of Section 6.6 of the Purchase Agreement.

             Section (f) Payment of Escrowed Funds After Notice of Objection. If Buyer delivers a Notice of Claim pursuant to
        Section 4 hereof, and if Seller shall give written objection thereto to Escrow Agent and Buyer prior to the expiration of the 30-day period specified in Section 5, Escrow Agent shall make no payment in respect of the demand set forth in such Notice of Claim until it shall have received one of the following:

                  (a) written instructions signed on behalf of Buyer and Seller; or
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
                  (b) a final order of a court having jurisdiction of the asserted claim.

             Upon receipt of any such instructions or order, Escrow Agent shall pay such amount from the Escrowed Funds to Buyer as may be directed by such instructions or order; provided, however, that in the event such Escrowed Funds are insufficient to pay off the claim including interest thereon, Seller's liability shall not be limited to the value of the Escrowed Funds transferred to Buyer unless the liability for such claim is so limited by the express terms of Article VI of the Purchase Agreement.

             Section (g)  Payment of Escrowed Funds to Seller.

                  (i) On the first anniversary of the date hereof, Escrow Agent shall deliver to Buyer and Seller a statement of the remaining balance, if any, of the Escrowed Funds and the total amount of all claims paid hereunder or asserted pursuant to
        Section 4 hereof and not theretofore resolved and paid (the excess, if any, of $272,500 plus interest over the total amount of such claims shall be referred to as the "Interim Escrow Balance"). Buyer and Seller shall review the accuracy of the Interim Escrow Balance and notify Escrow Agent within 20 days of the foregoing statement of any asserted discrepancy. Within 30 days after receipt by Buyer and Seller of such statement, and if Escrow Agent has not been notified of any discrepancy by Buyer or Seller within the 20-day period specified in the preceding sentence, Escrow Agent shall deliver to Seller an amount representing the Interim Escrow Balance, free and clear of the escrow created by this Agreement.

                  (ii) On the second anniversary of the date hereof, Escrow Agent shall deliver to Buyer and Seller a statement of the remaining balance, if any, of the Escrowed Funds plus interest and the total amount of all claims asserted pursuant to Section 4 hereof and not theretofore resolved and paid (the excess, if any, of such remaining balance over the total amount of such claims shall be referred to as the "Final Escrow Balance"). Buyer and Seller shall review the accuracy of the Final Escrow Balance and notify Escrow Agent within 20 days of the foregoing statement of any asserted discrepancy. Within 30 days after receipt by Buyer and Seller of such statement, and if Escrow Agent has not been notified of any discrepancy by Buyer or Seller within the 20-day period specified in the preceding sentence, Escrow Agent shall deliver to Seller an amount representing the Final Escrow Balance, free and clear of the escrow created by this Agreement. After the last asserted claim shall have been resolved pursuant to Section 5 and 6 hereof, as the case may be, and paid, the remaining balance, if any, of the Escrowed Funds shall be delivered by Escrow Agent to the Seller, free and clear of the escrow created by this Agreement; provided, however, that upon
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
        the disposition of any such claim prior to the disposition of all such claims Escrow Agent shall deliver to Seller the Escrowed Funds in excess of the amount of the remaining aggregate claims as determined above.

             Section (h) Responsibility of Escrow Agent. Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own negligence or misconduct. Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws and Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

                  If any party to this Agreement disagrees on any issue or matter connected with this escrow, (i) Escrow Agent will not have to settle the matter, (ii) Escrow Agent may wait for a settlement by appropriate legal proceedings or other means it may require, and in such event it will not be liable for interest or damage, (iii) if Escrow Agent intervenes in or is made a party to any legal proceedings, it will be entitled to such reasonable compensation for services, costs and attorneys' fees as the court may award, and (iv) Escrow Agent is entitled to hold assets deposited in the Escrow Account pending settlement of the disagreement by any of the above means.

                  Escrow Agent is to act as a depository agent only and is hereby relieved of any liability in connection with any representations made by the other parties hereto or any of their agents. Escrow Agent shall not be responsible for and shall not be under a duty to examine any other agreement.

             Section (i) Indemnification and Fees of Escrow Agent. In consideration of its acceptance of the appointment as Escrow Agent, Seller and Buyer shall indemnify and hold Escrow Agent harmless as to any liability incurred by it (other than for the ordinary services contemplated by this Agreement) to any other person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and shall reimburse the Escrow Agent for all its out-of-pocket expenses, including, among other things, reasonable counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, except in the event of the negligence or misconduct of Escrow Agent. The fees and charges set forth in Exhibit A for the services of Escrow Agent will be considered compensation for Escrow Agent's ordinary services as contemplated
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
        by this Agreement. In the event Escrow Agent renders any service not provided for in this Agreement or there is any assignment of any interest in the subject matter of this escrow or modification of any interest, Escrow Agent will be reasonably compensated for such extraordinary services, and will be reimbursed for all reasonable costs, attorney's fees and expenses occasioned thereby, which compensation, costs, fees and expenses shall be paid by the party requesting such additional service or whose interest is assigned or modified.

             Escrow Agent shall receive fees for its ordinary services hereunder, payable upon presentation of a statement therefor, as set forth on Exhibit A. Buyer shall pay one-half of such fees and the Seller shall pay the other half of such fees.

             Section (j) Resignation of Escrow Agent. Escrow Agent may resign and be discharged from its duties hereunder at any time by giving not less than 60 days' prior written notice of such resignation to Buyer and Seller, which notice shall specify the date when such resignation shall take effect. Upon such notice, Buyer and Seller shall appoint a successor escrow agent. If Buyer and Seller are unable to agree upon a successor escrow agent within 30 days after such notice, Escrow Agent shall be entitled to appoint its successor. Escrow Agent shall continue to serve until its successor delivers to Buyer and Seller a duly executed instrument of acceptance of the terms and conditions of this Agreement and receives the Escrowed Funds.

             Section (k) Termination. This Agreement shall terminate upon the later of the Termination Date or the release by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided, that the provisions of Sections 8 and 9 shall survive such termination.

             Section (l) Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Escrow Agent:

                  BayBank
                  Institutional Custody Department
                  7 New England Executive Park
                  Burlington, MA 01803
                  Attention:  Mr. Walter Squires
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             If to Buyer:

                  Thermo Voltek Corporation
                  81 Wyman Street
                  Waltham, Massachusetts 02254
                  Attention:  President

             With copies to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts 02254
                  Attention:  General Counsel

                  Hale and Dorr
                  60 State Street
                  Boston, Massachusetts 02109
                  Attention:  Hal J. Leibowitz, Esq.

             If to Seller:

                  Pacific Power Source Corporation
                  15122 Bolsa Chica Street
                  Huntington Beach, CA 92649
                  Attention:  President

             With a copy to:

                  Law Office Management
                  2001 East 4th Street
                  Suite 220
                  Santa Ana, CA 92705
                  Attention:  Roger A. Saevig, Esq.

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             Section (m) No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             Section (n) Modification; Waiver. This Agreement may be amended, modified or supplemented by a writing signed by the parties against whom enforcement of any amendment is sought. The parties hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of
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
        another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

             Section (o) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             Section (p) Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             Section (q) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section (r) Agreement Binding. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal and personal representatives of the parties hereto.

             Section (s) Governing Law. This Agreement shall be governed exclusively by the laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                      THERMO VOLTEK CORPORATION

                                      By:

                                      Title:


        PACIFIC POWER SOURCE CORPORATION

        By:

        Title:



        BAYBANK

        By:

        Title:
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                                Escrow Agent Fees


             Annual fee of $2,500 plus out of pocket expenses reasonably incurred in the performance of duties under the Escrow Agreement.
PAGE

                                                                Exhibit G

                                N E T   L E A S E


                                    ARTICLE I

                                 Reference Data



        1.1  Subjects Referred To.

             Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

             (a)  Date of this Lease:      July 3, 1996

             (b)  Premises:  The land and building thereon (the

        "Building"), containing approximately 21,470 square feet,

        commonly known as 15122 Bolsa Chica Street, Huntington Beach,

        Orange County, California, more particularly shown on Exhibit A attached hereto.

             (c)  Landlord: F V. Taddeo, an individual.

             (d)  Original Address of Landlord:

                       15122 Bolsa Chica Street
                       Huntington Beach, CA  92647

             (e)  Tenant:   Thermo Voltek Corporation, a Delaware
                            corporation

             (f)  Original Address of Tenant:   81 Wyman Street
                                           Post Office Box 9046
                                           Waltham, MA 02254-9046

             (g)  Term:     Five (5) Years.
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             (h)  Annual Fixed Rent Rate:

                                                Rent Rate Per Square Foot
                  Lease Years:           of space in Building

                  1 through 5                   $7.20

             (i)  Permitted Uses:  Designing, developing, manufacturing,

        marketing and selling power testing, conversion and conditioning products, including without limitation AC power sources and frequency converters (the "Business") and all other uses

        permitted by applicable law.

             (j)  Public Liability Insurance Limits:

                       Bodily Injury:      $1,000,000

                       Property Damage:    $1,000,000

             (k)  Option to Extend:  As set forth in Section 2.3.

        1.2  Exhibits.

             The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease:

             EXHIBIT A.     Description of Premises.
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
                                   ARTICLE II

                                Premises and Term

             2.1 Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises.

             2.2 Term. TO HAVE AND TO HOLD for a term beginning on the date hereof and continuing for the Term, unless sooner terminated as hereinafter provided or extended as provided herein.

             2.3 Option to Extend. Tenant shall have the right and option to extend the Term for one additional period (the "Extension Term") of five (5) years commencing upon the expiration of the original Term referred to in Section 2.2 (the "Original Term"), provided that Tenant shall give Landlord notice of Tenant's exercise of such option at least six (6) months prior to the expiration of the Original Term. Prior to the exercise by Tenant of such option, the expression "Term" shall mean the Original Term, and after the exercise by Tenant of such option, the expression "Term" shall mean the Original Term as it has been then extended by the Extension Term. All the terms, covenants, conditions, provisions and agreements in this Lease shall be applicable during the Extension Term, except that Annual Fixed Rent Rate shall be the Extension Term Rent Rate determined as set forth in Section 2.4. If for any reason the Annual Fixed Rent Rate has not been determined as of the commencement of the Extension Term, Tenant shall pay at the Annual Fixed Rent Rate as set forth in Section 1.1(h) until the Annual Fixed Rent Rate for the Extension Term is determined, at which time an appropriate adjustment, if any, shall be made. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action the part of either Landlord or Tenant.

             2.4 Extension Term Rent Rate. "Extension Term Rent Rate" shall be equal to the Annual Fixed Rent Rate increased by a percentage equal to the average annual increase in the "Consumer Price Index" (as that term is defined below) for calendar years 1996, 1997, 1998, 1999 and 2000. The "Consumer Price Index"
        shall mean the Consumer Price Index for All Urban Consumers (CPI-U), Los Angeles-Anaheim-Riverside, California, All Items (1982-84 = 100), as published by the United States Bureau of Labor Statistics, or if said index is no longer published, a similar successor index.

                                    ARTICLE III

                          Condition and Use of Premises
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             3.1  As Is.  Tenant accepts the Premises in their "as is"
        condition as of the date of this Lease. Landlord shall not be required to construct any leasehold improvements as a condition precedent to the commencement of the Term of this Lease.
        Landlord represents and warrants that under applicable zoning and other applicable land use laws and regulations the Premises may be used for operation of the Business. If any governmental or quasi-governmental regulatory entity or utility prohibits or materially impairs the use of the Building for the conduct of the Business, or if the representation of the Landlord contained in the immediately preceding sentence is untrue in any material respect, then upon ninety (90) days' notice to Landlord Tenant may terminate this Lease.


                                   ARTICLE IV

                                      Rent

             4.1 The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal installments of 1/12th of the Annual Fixed Rent Rate in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

             4.2 Additional Rent. This Lease is a NET LEASE, and Landlord shall not be obligated to pay any charge or bear any expense whatsoever against or with respect to the Premises except to the extent hereinafter provided. In order that the Fixed Rent shall be net to Landlord, Tenant covenants and agrees to pay, as Additional Rent, taxes, betterment assessments, insurance costs, and utility charges with respect to the Premises as provided in this Section 4.2 as follows:

                  4.2.1 Real Estate Taxes. Tenant shall pay, directly to the authority charged with collection thereof: (i) all real property taxes, assessments, levies, fees, water and sewer rents and charges which are, at any time prior to or during the Term hereof, imposed or levied upon or assessed against the Premises and (ii) all charges for utilities furnished to the Premises which may become a lien on the Premises (collectively "taxes and assessments" or if singular "tax or assessment"). Promptly after payment of any tax or assessment, Tenant shall furnish to Landlord evidence of such payment. If any tax or assessment levied against the Premises may legally be paid in installments, Tenant may elect to pay such tax or assessment in installments. For each tax or assessment period, or installment period thereof, wholly included in the Term, all such payments shall be made by Tenant no later than the last date on which the same may be paid
PAGE
        without interest or penalty; provided that for any fraction of a tax or assessment period, or installment period thereof, included in the Term at the beginning or end thereof, Tenant shall pay to Landlord, within 20 days after receipt of invoice therefor, the fraction of taxes and assessments so levied or assessed or becoming payable which is allocable to such included period.

                  If Tenant shall deem itself aggrieved by any such tax or assessment, and shall elect to contest the payment thereof, Tenant may make such payment under protest or, if postponement of such payment will not jeopardize Landlord's title to the Premises nor prejudice Landlord's rights with respect to abatement proceedings, Tenant may postpone the same.

                  Either party paying any tax or assessment shall be entitled to recover, receive and retain for its own benefit all abatements and refunds related thereto, unless it has previously been reimbursed by the other party. Any abatement or refund related to a tax or assessment the payment of which was apportioned between the parties shall be first applied to the costs of securing such abatement or refund, and the balance shall be apportioned in like manner. Neither party shall discontinue any abatement proceedings begun by it without first giving the other party notice of its intent so to do and reasonable opportunity to be substituted in such proceedings. Notwithstanding any other provision of this Lease to the contrary, neither party paying any tax or assessment shall make such payment in such an amount, in such a manner, or at such a time as would prejudice any abatement proceeding.

                  Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the rent payable by Tenant under this Lease.

                  4.2.2 Insurance. Tenant shall take out and maintain throughout the Term the following insurance protecting Landlord as a named insured and with such additional insureds as Landlord from time to time may designate by notice to Tenant:

                       4.2.2.1 All-risk insurance covering all buildings and improvements now existing or hereafter erected upon the Premises, and all equipment, fixtures, motors, machinery, furnishings and furniture installed in or used in connection with the Premises, with such additional endorsements as may be necessary to include coverage for vandalism and malicious conduct, floods, water damage, earthquake and debris removal and demolition, with a co-insurance provision of 90% or an agreed amount clause, in an amount equal to the replacement cost of all such buildings, improvements, equipment, fixtures, motors, machinery, furnishings and furniture (but not less than the agreed amount if coverage is pursuant to an agreed amount clause)
PAGE
        as such replacement cost may be determined from time to time. Tenant shall not be required to provide insurance with respect to any defect in the Premises or any obligation of Landlord existing as of the commencement of the Term of this Lease.

                       4.2.2.2 Commercial general liability insurance indemnifying Landlord and Tenant against all claims and demands for any injury to person or property which may be claimed to have occurred on or about the Premises or on the sidewalk or ways adjoining the Premises, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1, and, from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen's compensation insurance with statutory limits covering all of Tenant's employees working on the Premises.

                       4.2.2.3 Insurance against loss or damage from sprinklers and from leakage or explosion or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called "broad form" and in such amounts as Landlord may reasonably require.

                       4.2.2.4  All policies required under this
        Section 4.2.2 shall be obtained from responsible companies qualified to do business in the state in which the Premises are located and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord's reasonable approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the Term hereof and evidence of each renewal policy at least 30 days prior to the expiration of the policy it renews. Each such policy shall be non-cancellable with respect to the interest of Landlord and the holders of any mortgages on the Premises without at least 30 days' prior written notice thereto.

                       4.2.2.5 All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the
PAGE
        amount of such extra premium. If at the request of one party, this non-subrogation provision is waived as to such party, then the obligation of reimbursement by such party shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 4.2.2.5 shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said non-subrogation provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

                  4.2.3 Utilities. Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.

             4.3 Late Payment of Rent. If any installment of Fixed Rent or payment of Additional Rent is paid more than ten (10) days after the date the same was due, it shall be subject to a late charge equal to 5% of the amount overdue.


                                    ARTICLE V

                              Additional Covenants

             5.1 Affirmative Covenants. Tenant covenants at its sole expense at all times during the Term and for such prior or subsequent time as Tenant occupies the Premises or any part thereof:

                  5.1.1 Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

                  5.1.2 Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor at Tenant's sole expense.

                  5.1.3 Repair and Maintenance. Except as otherwise provided in Article VI, to keep the Premises (but not the roof and structure of the Premises, which shall be maintained by Landlord in good condition during the Term except for Tenant's
PAGE
        obligation to wash the roof as provided below) in good order, condition and repair and in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, reasonable use and wear, fire and other casualty only excepted; to the extent permitted by law, to wash the roof periodically with water to remove accumulation of bird excrement and materials therefrom, provided, however, that Landlord represents and warrants that Landlord has so washed the roof so as to remove such excrement and materials within the last 20 days prior to the date of this Lease; to maintain in good condition all lawns and planted areas and keep in good repair and clean and neat and free of snow and ice all surfaced roadways, walks, and parking and loading areas; and to make all repairs and to do all other work necessary for the foregoing purposes. Notwithstanding the foregoing, in no event shall Tenant be required to do anything prohibited by any law, regulation or order of any governmental authority or to make any repair or replacement which would be considered capital in nature under generally accepted accounting principles, including without limitation replacement of the air conditioning units which shall be Landlord's responsibility, and Landlord shall make all such repairs or replacements promptly after receipt of written notice from Tenant.

                  5.1.4  Compliance with Law.  To make all
        non-structural, non-capital repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety equipment required; to pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against personal property of any kind on or about the Premises; and to comply with the orders, regulations, variances, licenses and permits of or granted by governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, and the condition, use or occupancy thereof, except that Tenant may defer compliance so long as the validity of any such order, regulation, code, ordinance or law shall be contested by Tenant in good faith and by appropriate legal proceedings. Notwithstanding the foregoing, Landlord shall make such repairs, alterations or replacements, shall furnish such safety equipment, and shall otherwise bring the Premises into compliance with all applicable laws as of the commencement of the Term of this Lease.

                  5.1.5 Tenant's Work. To procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises; to do all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws; to pay promptly when due the entire cost of any work on the Premises undertaken by Tenant so that the Premises shall at all times be free of
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        liens for labor and materials; to require such contractors employed by Tenant to carry workmen's compensation insurance in accordance with statutory requirements; to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work; and to obtain the landlord's prior approval of the plans for any work which will cost in excess of $25,000 and for which a building permit is required, which approval shall not be unreasonably delayed, and to notify Landlord at least ten (10) days prior to the commencement of any work for which Landlord's approval is required hereunder.

                  5.1.6 Tenant's and Landlord's Indemnification. Except as may be otherwise provided in Section 5.3, Tenant shall defend all actions against Landlord, any partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages on the Premises and any other party having an interest in the Premises (herein, "Landlord Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Landlord Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, unless such injury, death or damage was caused by the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, (ii) violation by Tenant of this Lease, or (iii) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees.

             Except as may be otherwise provided in Section 5.3, Landlord shall defend all actions against Tenant, any partner, trustee, stockholder, officer, director, employee or beneficiary of Tenant (herein, "Tenant Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Tenant Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof caused by the negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, (ii) violation by Landlord of this Lease, or (iii) any act, fault, omission, or other misconduct of Landlord or its agents, contractors, licensees, sublessees or invitees.
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                  5.1.7  Landlord's Right to Enter.  To permit Landlord
        and its agents to enter the Premises at reasonable times during business hours to examine the Premises, and at reasonable times after reasonable prior notice to make such repairs and replacements as Landlord may elect or as Landlord may be required to perform hereunder, and to show the Premises to prospective purchasers, lenders and tenants, and, during the last six months of the Term, to keep affixed in suitable places notices of availability of the Premises. Notwithstanding the foregoing, in the event of an emergency no notice shall be required from Landlord prior to entry and Landlord agrees to notify Tenant promptly after such entry in the event of an emergency.

                  5.1.8 Personal Property at Tenant's Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person for any injury, loss, damage or liability caused by Landlord's negligence or willful misconduct.

                  5.1.9 Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises, to remove all furnishings, trade fixtures, equipment and other personal property now or hereafter located in the Premises, and to deliver and yield up the Premises broom-clean and in the same condition the Premises are in as of the date hereof, reasonable wear and tear, fire and other casualty excepted.

                  5.1.10 Estoppel Certificate. Upon not less than 20 days' prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, addressed to such party as Landlord shall designate in its notice to Tenant, certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Fixed Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default,
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        in reasonable detail).  Any such statement delivered pursuant to this Section 5.1.10 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgagee.

             5.2 Negative Covenants. Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

                  5.2.1 Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to grant a security interest in Tenant's rights hereunder, or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) or permit anyone other than Tenant to occupy all or any part of the Premises or suffer or permit this Lease or the leasehold interest hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, unless, in each instance the prior written consent of Landlord thereto shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may assign this Lease or sublet any portion or all of the Premises to any corporation, partnership, trust, association or other business or organization
        (x) directly or indirectly controlling and beneficially owning Tenant, (y) directly or indirectly controlled by and beneficially owned by Tenant, or (z) in common control with Tenant, or to any successor of Tenant by merger, consolidation or acquisition of substantially all of the assets of Tenant, without the prior written consent of Landlord.

                  If for any assignment or sublease or occupancy by another, Tenant receives rent or other consideration, either initially or over the term of the assignment, sublease or occupancy, after payment of any expenses incurred in connection therewith, in excess of the rent called for hereunder, or in case of sublease of part of the Premises, in excess of such rent fairly allocable to the part so subleased, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account, Tenant shall pay to Landlord, as Additional Rent, 50% of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

                  Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except as permitted by this Section 5.2.1, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not approved, and no indulgence granted by Landlord to any assignee, sublessee or occupant shall in any way impair Tenant's continuing primary liability (which after an assignment or subletting shall be joint and several with the assignee or sublessee) of Tenant hereunder,
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        and no approval in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's approval in any other case.

                  5.2.2 Overloading and Nuisance. Not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises in violation of law; not to generate, store, use or dispose of hazardous or toxic substances in or on the Premises in violation of law, or dispose of hazardous or toxic substances from the Premises to any other location, or commit or suffer to be committed in or on the Premises any act in violation of law. "Hazardous substances" and "toxic substances", as used in this Section and Section 5.3, shall include without limitation any petroleum product, any flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including without limitation substances defined as "hazardous substances", "hazardous materials," "solid waste" or "toxic substances" under any applicable laws relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum products, which laws may include, but not be limited to, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the Toxic Substances Control Act, as amended; the Clean Water Act, as amended; the Solid Waste Disposal Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Emergency Planning and Community Right-to-Know Act, as amended; the Occupational Safety and Health Act, as amended; comparable state laws; and all rules and regulations promulgated pursuant to such laws and ordinances.


             5.3 Environmental Indemnification. Landlord agrees to indemnify, defend and hold harmless Tenant, its parent, subsidiaries and affiliates, and their respective officers, directors, shareholders and employees, from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys' fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called "Superfund" or other environmental legislation) arising from or in connection with the presence at the time of Tenant's taking possession of the Premises of any hazardous substances and toxic substances on, or the subsequent removal thereof from, the
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        Premises.  Landlord shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Tenant agrees to cooperate reasonably with landlord in the performance by Landlord of its obligations under this Section.

             Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys' fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called "Superfund" or other environmental legislation) arising from or in connection with the release or discharge of any hazardous substances and toxic substances which are stored, generated or otherwise brought onto the Premises by or at the direction of Tenant. Tenant shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Landlord agrees to cooperate reasonably with Tenant in the performance by Tenant of its obligations under this Section. Tenant shall have the right, at Tenant's sole election and at Tenant's sole cost and expense, to perform or cause to be performed, from time to time during the Term (as the same may be extended), environmental testing to determine the presence of hazardous substances on the Premises.


                                   ARTICLE VI

        Casualty or Taking

             6.1  Termination.  In the event that the Premises, or any
        material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this
            Lease may be terminated at the election of Tenant.  Such
            election, which may be made notwithstanding the fact that
        Landlord's entire interest may have been divested, shall be made by the giving of notice within 30 days after the right of
        election accrues.  Notwithstanding the foregoing, in the event of destruction or damage to no more than 40% of the Premises (based on the useable square footage of the Building) and if the
         destroyed or damaged portion of the Premises can be restored or repaired within 90 days of said destruction or damage, then
        Tenant shall not have the right to terminate this Lease but rent shall be abated as provided in Section 6.2.  In the event that such restoration or repairs are  not completed within said 90-day period, this Lease may thereafter be terminated at the election of Tenant.

             6.2 Restoration. If this Lease is not terminated as aforesaid, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be
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        suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence.


                                   ARTICLE VII

                                    Defaults

             7.1 Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for 20 days after notice from Landlord designating such default or if within 30 days after notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or
        (b) if Tenant becomes insolvent or fails to pay its debts as they fall due, or (c) if a trust mortgage or assignment is made by Tenant for the benefit of creditors, or (d) if Tenant proposes a composition, arrangement, reorganization or recapitalization with creditors, or (e) if the leasehold estate under this Lease or any substantial part of the property of Tenant is taken on execution, or by other process of law, or is attached or subjected to any other involuntary encumbrance, or (f) if a receiver, trustee, custodian, guardian, liquidator or similar agent is appointed with respect to Tenant, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant, and, in either case, if such appointment or taking of possession is not terminated within 90 days after it first occurs, or (g) if a petition is filed by or with the consent of Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, or (h) if a petition is filed against Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within 90 days thereafter, or (i) if Tenant dissolves or is dissolved or liquidates or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or
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        prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate.

             7.2 Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 7.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as additional and cumulative obligations after any such termination to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with the portion of any amount paid to Landlord as compensation as in this Section 7.2 provided, allocable to the corresponding portion of the Term and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed that Landlord shall use reasonable efforts to relet the Premises and to mitigate damages.

             Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings under any federal or state law relating to bankruptcy or insolvency or reorganization or arrangement, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than the amount of the loss or damages referred to above.

             7.3 Remedies Cumulative. Any and all rights and remedies which Landlord or Tenant may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

             7.4 Landlord's and Tenant's Right to Cure Defaults. Either Landlord or Tenant may, but shall not be obligated to, cure, at any time, following 10 days' prior notice to the other party hereto, except in cases of emergency when no notice shall be required, any default by the other party hereto under this Lease; and whenever the non-defaulting party so elects, all costs and expenses incurred by such non-defaulting party, including
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        reasonable attorneys' fees, in curing a default shall be paid by the defaulting party on demand, together with interest thereon at the rate provided in Section 4.3. In the event Landlord fails to reimburse any such amount paid by Tenant within ten (10) days after demand, Tenant shall have the right to offset such amount against the Fixed Rent and Additional Rent payable by Tenant hereunder.

             7.5 Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord or Tenant of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

             The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

             7.6 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.


                                  ARTICLE VIII

                                    Mortgages
                                    ---------

             8.1  Rights of Mortgage Holders.  The word "mortgage" as
        used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and
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        modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word "holder" shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 9.4, no such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord accruing from and after such entry, subject to and with the benefit of the provisions of Section 9.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the Premises.
        No Fixed Rent, Additional Rent or any other charge shall be paid more than 30 days prior to the due dates thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

             The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (including, without limitation, the covenants and agreements contained in this Section 8.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 8.1.

             8.2 Lease Superior or Subordinate to Mortgages. This Lease is and shall continue to be subject and subordinate to any presently existing mortgage or mortgages secured by the Premises, and to any and all advances hereafter made thereunder, and to the interest of the holder or holders thereof in the Premises. The holder of any such presently existing mortgage shall have the election to subordinate the same to this Lease, exercisable by filing with the appropriate recording office a notice of such election, whereupon this Lease shall have priority over such mortgage. A copy of such filing shall be given to Tenant. Such
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        election by the holder of any presently existing mortgage shall not affect priority with respect to this Lease of any other presently existing mortgage.

             Any mortgage or other voluntary lien or other encumbrance recorded subsequent to the recording of the notice or short form referred to in Section 9.3 shall be subject and subordinate to this Lease unless Landlord and the holder of any such subsequent mortgage and the holders of all mortgages prior to such subsequent mortgage elect to subordinate this Lease to such subsequent mortgage and to any and all advances thereafter made thereunder and to the interest of the holder thereof in the Premises, such election to be exercisable by Landlord and all such holders by filing with the appropriate recording office (a) a notice of such election and (b) an agreement between the holder of such subsequent mortgage and Tenant, consented to by holders of all mortgages having priority over such subsequent mortgage, by the terms of which such holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such subsequent mortgage as Landlord in such event, which agreement shall be made expressly to bind and inure to the benefit of the successors and assigns of Tenant and of such holder and upon anyone purchasing said Premises at any foreclosure sale brought by such holder. Tenant and Landlord agree to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 8.2.


                                   ARTICLE IX

                            Miscellaneous Provisions

             9.1 Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, registered or certified mail, return receipt requested, or when delivered to such address by hand or by nationally recognized overnight courier service.

             9.2 Quiet Enjoyment. Landlord agrees that upon Tenant's paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of
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        hindrance or molestation from Landlord or anyone claiming under
        Landlord.

             9.3 Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease.

             9.4 Bind and Inure. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

             9.5 Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

             9.6 Landlord's Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of 30 days following receipt of notice from Tenant, or such additional time as is reasonably required with the exercise of reasonable diligence to correct any such default, after notice has been given by Tenant to Landlord specifying the nature of Landlord's default.

             9.7 Brokerage. Landlord and Tenant each warrants and represents to the other party hereto that it has had no dealings with any broker or agent in connection with this Lease and covenants to defend, hold harmless and indemnify the other party hereto from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to such party's dealings in connection with this Lease or the negotiation thereof.

             9.8  Applicable Law and Construction.

                  9.8.1 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having
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        final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

                  9.8.2 No Other Agreement. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

                  9.8.3 Titles. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

                  9.8.4 "Landlord" and "Tenant". Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

             9.9 Submission Not an Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.

             WITNESS the execution hereof under seal as of the day and year set forth in Section 1.1.

             Landlord:




             F.V. Taddeo




             Tenant:

             THERMO VOLTEK CORPORATION
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             By:
                  Title:
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                                                                Exhibit H


                            AGREEMENT NOT TO COMPETE


             THIS AGREEMENT NOT TO COMPETE ("Agreement") is entered into as of the 3rd day of July, 1996, by and between Thermo Voltek Corporation, a Delaware corporation with its principal place of business at 81 Wyman Street, Waltham, Massachusetts 02254 ("Thermo Voltek"), and _______________, the
        _________________________ (the "Obligee") of Pacific Power Source Corporation, a California corporation ("Pacific Power") with a principal place of business at 15122 Bolsa Chica Street, Huntington Beach, California 92649. Thermo Voltek and the Obligee are referred to collectively herein as the "Parties."

        Introduction

             Pacific Power is engaged in the business of designing, developing, manufacturing, marketing and selling power testing, conversion and conditioning products, including without limitation AC power sources and frequency converters (such business as conducted by Pacific Power at any time during the two year period preceding the date hereof being hereinafter referred to as the "Pacific Power Business"). Thermo Voltek and Pacific Power have entered into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which Thermo Voltek has agreed to purchase, and Pacific Power has agreed to sell, certain of the assets and business of Pacific Power, and Thermo Voltek has agreed to assume certain of Pacific Power's liabilities. In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, the Obligee will be employed by Thermo Voltek. The value of the assets and business of Pacific Power to be acquired by Thermo Voltek would be significantly diminished if the Obligee were to compete against Thermo Voltek or its subsidiaries in certain geographic areas where Pacific Power has conducted the Pacific Power Business.

             In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

        1.   Non-Compete

             1.1 During the period commencing on the date of execution of this Agreement and ending [five/two] years from the date thereof, the Obligee will not directly or indirectly as

        -78-
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                  a partner, stockholder, joint venturer or investor
        (other than as the holder of not more than ten percent (10%) of the total outstanding stock of a publicly-held company):

                  (a)  engage in, operate or establish, in any
        jurisdiction in which Pacific Power conducts on the date hereof or has conducted at any time within two years prior to the date hereof, any aspect of the Pacific Power Business; or

                  (b) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any individual, corporation or other entity which was or is a prospective client, customer or account of Pacific Power at the time of execution of this Agreement, or had been a client, customer or account of Pacific Power within a period of two years prior to the execution of this Agreement.

             1.2 During the period commencing on the date of execution of this Agreement and ending [five/two] years from the date thereof, the Obligee will not directly or indirectly recruit, solicit or induce any employee or subcontractor of Thermo Voltek, any of its subsidiaries or any other corporation owned by or affiliated with Thermo Electron Corporation or its subsidiaries to terminate their employment with, or otherwise cease their relationship with, Thermo Voltek or any such other corporation. In addition, the Obligee will not hire, employ or enter into any subcontracting or other arrangement with any present or former employee of Thermo Voltek, Pacific Power, any of their respective subsidiaries or any other corporation owned by or affiliated with Thermo Electron Corporation or its subsidiaries for a period of one year from such employee's completion of his/her assignment with Thermo Voltek, Pacific Power or any such other corporation, as the case may be, without the prior written consent of an authorized executive officer of Thermo Voltek.

             1.3 In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, of the non-competition and non-solicitation provisions set forth in this Agreement are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The parties intend that these non-competition and
        non-solicitation provisions        shall be deemed to be a series
        of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this Agreement is intended to be effective.

        2.   Entire Agreement
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             This Agreement constitutes the entire agreement between the
        Parties and supersedes all prior understandings and agreements, written or oral, that may have related in any way to the subject matter of this Agreement.

        3.   Amendment

             This Agreement may be amended or modified only by a written instrument executed by Thermo Voltek and the Obligee.

        4.   Applicable Laws and Jurisdiction

             This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without reference to the conflict of laws provisions thereof. The Obligee (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Obligee hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of Thermo Voltek with respect thereto. Either party to this Agreement may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
        Section 6. Nothing in this Section 4, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

        5.   Succession and Assignment

             This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Thermo Voltek may assign this Agreement and its rights, interest and obligations hereunder to (a) an affiliate of Thermo Voltek, and (b) a person who acquires (whether by stock or asset purchase or otherwise) all or substantially all of the business or assets of Thermo Voltek or the business of Thermo Voltek to which this Agreement relates.

        6.   Notices

             All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by
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        registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                  If to the Obligee:
                  -----------------

                  ______________________
                  ______________________
                  ______________________


                  If to Thermo Voltek:
                  --------------------

                  Thermo Voltek Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA 02254-9046
                  Attention:  President

                  Copies to:
                  ----------

                  Thermo Electron Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA 02254-9046
                  Attention:  General Counsel

                  Hale and Dorr
                  60 State Street
                  Boston, MA  02109
                  Attention:  Hal J. Leibowitz, Esq.

        Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, request, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         7.  Miscellaneous

             7.1 No delay or omission by Thermo Voltek in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Thermo Voltek on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
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
             7.2 The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             7.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

             7.4 The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Thermo Voltek and are considered by the Obligee to be reasonable for such purpose. The Obligee agrees that a breach of this Agreement would not be adequately remedied by money damages, and, therefore, in the event of any breach, in addition to such other remedies which may be available, at law or in equity, Thermo Voltek shall have the right to specific performance and injunctive relief.

             7.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             7.6 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first set forth above.

                                      THERMO VOLTEK CORPORATION



                                      By:_______________________________
                                      Title:




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                                                                Exhibit I


                    Form of Opinion of Counsel to the Seller


             (a) The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Seller has all requisite corporate power and authority to carry on the business in which it has engaged and to own and use the properties owned and used by it.

             2. The Seller has all requisite power and authority to execute and deliver the Agreement and the Escrow Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate and fiduciary action on the part of the Seller. The Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Seller, and constitute valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

             3. The Seller has the right and power to sell, convey, assign, transfer and deliver the Acquired Assets as provided in the Agreement, and, to the knowledge of such counsel, after due inquiry, there is no mortgage, pledge, lease, lien, security interest, charge, title retention or other security arrangement or any other encumbrance upon or affecting the Acquired Assets.

             4. To the knowledge of such counsel, the Seller has good, valid and marketable title to all of the Acquired Assets. The Bill of Sale and other agreements and documents therein contemplated to be delivered by the Seller to effect the transfer of the Acquired Assets are, or will be when executed and delivered, sufficient to effect the sale, transfer, conveyance and assignment of all of the Seller's right, title and interest in the Acquired Assets.

             5. Neither the execution and delivery of the Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated thereby, (i) conflicts with or violates any provision of the Articles of Incorporation or By-laws of the Seller; (ii) requires on the part of the Seller any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which (a) has been obtained or
        (b) if not obtained or
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        made would not have a material adverse effect in the financial condition, operations or prospects of the business or operations of the Seller ("Material Adverse Effect"); (iii) conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of, creates in any party the right to accelerate, terminates, modifies or cancels or requires any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement known to such counsel to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect; (iv) to the knowledge of such counsel, results in the imposition of any Security Interest upon any assets of the Seller; or (v) to the knowledge of such counsel, violates any order, writ, injunction or decree specifically naming the Seller, or any of the property or assets of the Seller or any of its property or assets, or any statute, rule or regulation applicable to the Seller or any of its property or assets, other than any such violation which individually or in the aggregate would not have a Material Adverse Effect.

             6. To the best of the knowledge of such counsel after due inquiry, the Seller (i) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction and (ii) is not a party to, or to the knowledge of such counsel, is
        threatened to be made a party to, any complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.
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                                                                Exhibit J


                 Form of Opinion of General Counsel to the Buyer


             1. The Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to carry on its business as now being conducted, to execute and deliver the Agreement and the Escrow Agreement, and to consummate the transactions contemplated thereby.

             2. The execution and delivery of the Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.

             3. The Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

             4. Neither the execution and delivery of the Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated thereby, (i) conflicts with or violates any provision of the Certificate of Incorporation or By-laws of the Buyer; (ii) requires on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which (a) has been obtained or (b) if not obtained or made would not have a material adverse effect on the assets, business, financial condition or results of operations of the Buyer and its subsidiaries taken as a whole (a "Material Adverse Effect"); (iii) conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of, creates in any party the right to accelerate, terminates, modifies or cancels or requires any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other written arrangement to which the Buyer is a party and filed as an exhibit to any of the Buyer's periodic reports under the Securities Exchange Act of 1934, as amended, other than any conflict, breach, default, acceleration,
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                  termination, modification or cancellation which
        individually or in the aggregate would not have a Material Adverse Effect; or (iv) to the knowledge of such counsel, violates any order, writ, injunction or decree specifically naming the Buyer or any of its property or assets or any statute, rule or regulation applicable to the Buyer or any of its property or assets, other than any such violation which individually or in the aggregate would not have a Material Adverse Effect.

             5. To the knowledge of such counsel, there is no action, proceeding, suit or investigation pending or threatened against the Buyer which may have an adverse effect on the Buyer's ability to perform its obligations under the Agreement or the Escrow Agreement.